Shareholder meeting regarding the addition of Tortoise Advisors UK Limited
Shareholder Votes are Important

For more information call 1-800-967-5071
A special meeting of shareholders of the Tortoise Select Opportunity Fund has been scheduled on December 23, 2019 so that shareholders can vote on an important proposal.

Learn More

With the shifting energy landscape toward low cost and/or lower and zero carbon energy sources, Tortoise is changing its overall investment thesis to focus not only on the current, but also forward-looking themes of global energy transition.

With that change, Tortoise plans to add Tortoise Advisors UK Limited, a 100% wholly owned and affiliated investment adviser as a sub-adviser to the fund.
If approved, the addition to the team will:

• Broaden the fund’s global expertise in sustainable energy and infrastructure and the global energy transition
• Enhance broad research capabilities.
• Improve the fund’s ability to implement the principal investment strategies

We believe that these changes will result in a broader and more diversified investment program for fund shareholders.

Click here to view the TOPIX Summary Prospectus.

For more information call 1-800-967-5071

About Tortoise
Tortoise invests in essential assets – those assets and services that are indispensable to the economy and society. With a steady wins approach and a long-term perspective, Tortoise strives to make a positive impact on clients and communities. For additional information, please visit tortoiseadvisors.com

Mutual fund investing involves risk; Principal loss is possible.

The Tortoise Select Opportunity Fund is distributed by Quasar Distributors, LLC.

FOR FINANCIAL ADVISOR USE ONLY.

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